Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of March 24, 2019 (“Effective Date”) by and between Adial Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 1001 Research Park Blvd., Suite 100, Charlottesville, VA 22911 (collectively with its subsidiaries, the “Company”), and Dr. Bankole A. Johnson, having an address as set forth in the Company’s records at its principal offices (“Consultant”). Each of Company and Consultant are sometimes hereafter referred to as a “Party” or collectively as the “Parties.”

WHEREAS, the Consultant has professional expertise related to the field(s) in which Company is researching and developing products and technologies;

WHEREAS, Company desires to retain the Consultant to perform and do certain work for the Company in furtherance of the development of the business of the Company, on the terms and conditions of this Agreement; and

WHEREAS, the Consultant is desirous of performing such work for the Company, on the terms and conditions contained herein.

NOW THEREFORE, in full consideration of the mutual promises, covenants and obligations contained in this Agreement, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Services; Compensation.

(a)	Services. Consultant shall furnish in a professional and workmanlike manner, as an independent contractor, using Consultant’s own means and methods, without the advice, control or supervision of the Company, personal services as agreed to by the Parties and specified in Exhibit A (the “Services”). The nature of the Services to be performed by Consultant, as well as the timing, compensation and payment schedule with respect to such Services shall be set forth in Exhibit A. Consultant shall devote no less than 75% of his working time to the provision of the Services and shall be paid for actual Services completed in accordance with this Agreement. The payment thereof shall constitute full payment for Services to Company during the Term of this Agreement. Consultant will receive no other remuneration resulting from or based upon the Services, and Consultant shall not receive any additional benefits or compensation for the Services.

(b)	Compensation. Company agrees to pay the Consultant the compensation specified in Exhibit A pursuant to the payment schedule set forth on Exhibit A. Company will reimburse Consultant for reasonable and customary travel and out-of-pocket expenses incurred by Consultant in connection with the Services provided under this Agreement, provided that Consultant received written pre-approval of such expenses and provides appropriate supporting documentation of actual costs incurred (including receipts) in accordance with the Company’s Expense and Reimbursement Guidelines provided in Exhibit B and completes and submits an expense report using the Company’s standard form as it exists at the time. Company or its authorized agents shall have the right to audit such financial documentation to verify amounts billed at any time upon request by Company.

2.	Term.

(a)	The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect for three (3) years thereafter (the “Term”) unless renewed by the mutual agreement of the Parties or unless sooner terminated as provided herein.

(b)	This Agreement and/or any Services to be performed by Consultant under this Agreement may be terminated by Company (i) immediately upon Consultant’s death; (ii) after thirty (30) days prior written notice to Consultant, for any material breach by Consultant of any provision of this Agreement which Consultant may cure but, having received thirty (30) days prior written notice, has failed to cure; (iii) immediately upon notice to Consultant for any violation by Consultant of any provision of this Agreement that cannot be cured or for any other cause after thirty (30) days prior written notice , or (iv) at any time without cause upon thirty (30) days written notice to Consultant but not before 12 months from the Effective Date; provided that if terminated by the Company without cause then Consultant shall be entitled to receive his monthly payments for an additional six (6) months and his options shall continue to vest for an additional six (6) months from the effective date of the notice of termination, subject to the terms of the Company’s 2017 Incentive Plan and Option Agreement. Upon the effective termination date, Consultant shall immediately cease work and deliver to Company all work in progress and return all Company Confidential Information (as defined in Section 8 below) and any Company-owned materials and/or equipment. Company’s sole obligation shall be to pay Consultant undisputed monies owed Consultant up to the time of termination for Services actually performed and reasonable expenses actually incurred. Any unearned or unexpended portion of monies previously paid by Company to Consultant shall be refunded to Company. Cause for purposes of this provision shall mean a material breach of the responsibilities set forth in this Agreement, an intentional breach of Company policies, a conviction for a felony crime, the commission of an intentional and material act involving fraud or dishonesty, or a criminal act of moral turpitude. In the event that Consultant’s termination shall be without cause and shall occur within three (3) months before or after a Significant Investment Event, Consultant shall then be immediately entitled to a buy-out payment in an amount equal to $31,250 times the number of months remaining on the initial Term of the Agreement as of the effective date of the termination, minus the payment of the six (6) months of monthly payments provided for above (in addition to the immediate vesting at the time of termination of all remaining shares or options of the Company’s common stock that would have otherwise been scheduled to vest during the remainder of the initial term as set forth above). For purposes of this Section, a “Significant Investment Event” shall mean a sale or series of sales of equity securities of the Company within any three- (3) month period resulting in gross proceeds to the Company of at least $20 million or (i) any consolidation or merger of the Company with or into any other corporation or other entity, or (ii) series of such consolidations or mergers within any three- (3) month period, or (iii) any other corporate reorganization whereby either (x) forty (40) percent or more of the market value of the Company’s common shares as of the beginning of the three-month period or the date of the single transaction, whichever is applicable, or (y) forty (40) percent or more of the Company’s voting power is transferred and becomes controlled, directly, or indirectly, by a single entity or multiple related entities.

(c)	This Agreement may be terminated by Consultant (i) after thirty (30) days prior written notice to Company, for any material breach by Company of any provision of this Agreement which Company may cure but, having received thirty (30) days prior written notice, has failed to cure; (ii) immediately upon notice to Company of any uncurable material breach by Company; or (iii) at any time after the one year anniversary of the Effective Date without cause upon sixty (60) days written notice to Company; provided that, if so terminated without cause by Consultant, upon termination all payment obligations of the Company shall cease and all equity vesting shall cease, subject to the terms of the Company’s 2017 Incentive Plan and Option Agreement. For purposes of this Agreement, “cause” shall mean failure of Company to comply with its obligations under this Agreement.

(d)	The Parties’ obligations under Sections 2(b), 2(c), 2(d), 6, 8, 9, 10, 11, 13, 15, 16, 18, 19, 20, 22 and 25 of this Agreement shall survive the expiration or termination of this Agreement.

(e)	The election of a party to terminate this Agreement shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination. Neither expiration nor termination shall relieve either Party from any liability arising from any breach of this Agreement.

3.	Conflicts of Interest.

(a)	In General. Consultant warrants and represents that he is authorized to enter into this Agreement and that Consultant is not a party to any other agreement or under any obligation to any third party which would prevent Consultant from entering into this Agreement. Consultant warrants and represents that there is no conflict of interest in Consultant’s other contracts for services or other employment, if any, with the Services to be provided pursuant to this Agreement and that Consultant will ensure that no such conflict arises during the Term of this Agreement.

(b)	Special Provision regarding Government Employee Status. In the event that Consultant is employed by a federal, state, local, or foreign government (or an agency thereof) or is an elected or appointed public official (collectively a “government employee”), Consultant shall check the box below the signature line of this Agreement to certify that execution of this Agreement, performance of the Services, and receipt of compensation and/or reimbursement hereunder: (i) do not conflict with any contractual obligation or terms of Consultant’s employment or official duties, and (ii) do not violate any law, policy or ethics rules relating to Consultant’s employment and Consultant’s performance of Services as an independent consultant to Company. Consultant further certifies that Consultant has and will take any actions required by the entity or agency by which s/he is employed or to which s/he has been elected/appointed related to the Services and compensation/reimbursement hereunder, which may include, by way of example, disclosure of outside financial relationships, approval of outside consulting arrangements, and recusal from participation in certain decision-making activities. Failure to comply fully with this Section shall constitute a material breach of this Agreement, and Company reserves the right to require Consultant to refund any compensation, expenses, or costs hereunder, in addition to any other legal rights Company may have.

4.	No Debarment or Exclusion; Consultant Responsibility.

(a)	Consultant certifies, represents and warrants that Consultant has not been: (i) debarred under subsections (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. §335a(a) and (b) (the “FD&C Act”), (ii) excluded, debarred, suspended or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)) or convicted of a criminal offense related to the provision of health care items or services, but has not yet been debarred. Moreover, if Consultant is subsequently so debarred or excluded, Consultant agrees to immediately notify Company of such debarment or exclusion as provided in Section 19 herein, and this Agreement shall terminate with respect to Consultant as of the date of such debarment or exclusion.

(b)	Consultant certifies, represents and warrants that Consultant will not use in any capacity the Services of any person debarred under the FD&C Act in connection with Consultant’s performance of this Agreement. Consultant shall select and shall have full and complete control of and responsibility for all actions of his agents and permitted subcontractors, if any (collectively, “Consultant’s Agents”) and none of Consultant’s Agents shall be, or shall be deemed to be, the agents, affiliates, officers, directors, employees or subcontractors of Company for any purpose whatsoever by virtue of this Agreement. Company shall have no duty, liability or responsibility of any kind, to or for the acts or omissions of Consultant or any of Consultant’s Agents. Consultant hereby acknowledges and agrees that Consultant shall cause each of Consultant’s Agents who participate in rendering the Services provided hereunder to comply with the terms of this Agreement.

5.	Consulting Relationship. This Agreement establishes an independent contractor relationship between the Parties, and all of the terms and conditions of this Agreement shall be interpreted in light of that relationship. The relationship of Company and Consultant for purposes of this Agreement is completely independent and unrelated to any other relationship that exists or may exist in the future between the Parties. This Agreement does not create any employer-employee, agency, or partnership relationship. As an independent contractor, Consultant’s fees and expenses shall be limited to those expressly stated in this Agreement. Consultant shall not, in his capacity as a Consultant, participate in Company’s fringe benefit plans or any other compensation or benefit plans that Company maintains for its own employees. Consultant represents and warrants that Consultant shall not knowingly or directly trade any stock of the Company in violation of any applicable Securities Laws.

6.	Consultant Responsible for Taxes. In conformity with Consultant’s independent contractor status and without limiting any of the foregoing, Consultant agrees to accept liability for the payment of all taxes or contributions for unemployment insurance or pensions or annuities or social security payments which are measured by the wages, salaries or other remuneration paid to Consultant or Consultant’s Agents, if any, and to reimburse and indemnify Company for any such taxes or contributions or penalties which Company may be compelled to pay. Consultant also agrees to take all actions and comply with all applicable administrative regulations necessary for the payment by Consultant of such taxes and contributions.

7.	Insurance. Through his position as an officer of the Company, Consultant shall be covered by the Company’s insurance policies in force to the extent they cover Company officers and their activities related to the business of the Company.

8.	Confidentiality.

(a)	Consultant agrees to use Company Confidential Information (as defined herein) solely to perform Consultant’s obligations under this Agreement and agrees to retain in confidence and to refrain from disclosing and/or using Company Confidential Information for Consultant’s personal benefit or the benefit of any third party. The term “Company Confidential Information” shall include, without limitation: (i) any and all information, formulae, methods, techniques, processes, know-how and data, technical or non-technical, whether written, graphic, computer-generated or orally furnished to Consultant by Company or indirectly learned by Consultant as a result of Consultant’s Services under this Agreement or obtained by Consultant while visiting Company’s facilities; (ii) information which has been received by or disclosed to Consultant or Consultant’s Agents, either in oral or written or other tangible form including, without limitation, Company’s business plans and/or compound or product information, and any physical substances or equipment provided to Consultant by Company; (iii) Intellectual Property (defined herein); and (iv) copies and derivations of and improvements on any of the foregoing. Company Confidential Information is and shall be solely owned by Company. Consultant also agrees to safeguard and keep confidential the confidential and proprietary information of Company’s actual or potential investors, licensees, customers, vendors, suppliers, consultants and others with whom Company does or may do business, to the same extent as if it were Company Confidential Information.

(b)	The foregoing restrictions shall not apply to Company Confidential Information that Consultant can properly demonstrate by written documentation: (i) is or became public knowledge through no fault of Consultant or Consultant’s Agents; or (ii) is lawfully made available to Consultant by an independent third party; or (iii) is already in Consultant’s possession at the time of initial receipt from Company; or (iv) is independently developed by Consultant or Consultant’s Agents.

(c)	Consultant may disclose that portion of Company Confidential Information which is required by law, regulation, rule, act or order of any governmental authority or agency with competent jurisdiction to be disclosed by Consultant, provided, however, that Consultant shall give Company reasonable advance written notice so as to permit the Company to seek a protective order or other similar order or confidential treatment with respect to such Company Confidential Information and thereafter Consultant discloses only the minimum Company Confidential Information required to be disclosed in order to comply, whether or not confidential treatment, a protective order, or other similar order is obtained by Company.

(d)	Except as permitted in subsection (c) above, Consultant agrees that Consultant will not, without the prior written permission of Company, use Company Confidential Information for any purpose other than in carrying out the obligations of this Agreement and performing the Services. Consultant shall not use any Company Confidential Information to apply for, secure or perfect any intellectual property rights. Consultant shall hold Company Confidential Information in a manner consistent with Consultant’s treatment of his own similar confidential information, but in no event shall Consultant maintain the confidentiality of such information with less than reasonable care and diligence. Consultant shall provide the Company Confidential Information received hereunder only to Consultant’s Agents who are directly concerned with the Services provided by Consultant under this Agreement and who are subject to and bound by written obligations of confidentiality, non-disclosure and non-use that are no less restrictive than those provided for herein. Further, Consultant agrees to (i) advise Consultant’s Agents of the proprietary nature of the Company Confidential Information and the terms and conditions of this Agreement; and (ii) use all reasonable safeguards to prevent the unauthorized use or disclosure of Company Confidential Information by such Agents. Consultant shall be responsible for any breach of this Agreement by Consultant’s Agents. Consultant also agrees not to submit for publication any paper containing Company Confidential Information without the prior written permission of Company.

(e)	Notwithstanding the foregoing, pursuant to 18 U.S.C. §1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, notwithstanding the foregoing, Consultant shall not be prohibited from disclosing Proprietary Information to a government agency as a whistleblower.

9.	Property/Ownership.

(a)	All materials, documents, reports, information, descriptions, and suggestions of every kind supplied to Consultant by Company in connection with and/or pursuant to this Agreement or the relationship established between Consultant and Company (including, without limitation, any such materials, documents, reports, information, descriptions and suggestions supplied to Consultant by Company prior to the execution of this Agreement) shall be the sole and exclusive property of Company and shall be deemed and treated as Company Confidential Information. Company shall have the right to use as it sees fit any information, materials, reports, documents, ideas, descriptions, advice, recommendations, and suggestions provided by Consultant pursuant to this Agreement without payment of any consideration in addition to that specified in this Agreement. Upon termination of this Agreement, Consultant shall return such items, including all copies thereof, to Company or dispose of such items as directed by Company.

(b)	All information of whatever type developed or provided pursuant to this Agreement, including those items described in Section 9(a), shall upon its creation be the exclusive property of Company and shall be deemed and treated as Company Confidential Information. All machines, instruments, and products purchased, manufactured or assembled by Consultant or any of Consultant’s Agents, in connection with and/or pursuant to this Agreement and paid for by Company shall be the exclusive property of Company. Upon termination of this Agreement, Consultant shall return such items, including all copies thereof, to Company or dispose of such items as directed by Company.

(c)	If Company provides any materials (including without limitation, compounds, formulations, devices, samples or the like) to Consultant, unless expressly provided for in the description of Services in Exhibit A, Consultant shall not use, copy, distribute, reverse engineer, sell, lease, license, or otherwise transfer, modify, adapt or create derivatives of such materials.

(d)	Consultant shall keep and maintain adequate and current records and agrees to keep separate and segregated from other work (including work for a third party) all documents, records, notebooks, correspondence, and all products made thereby that arise out of Consultant’s work under this Agreement. All rights, title and interest therein shall be in the Company and upon expiration or termination of this Agreement, all such documents and materials, including copies thereof, then in Consultant’s or Consultants Agents’ possession or subject to Consultant’s or Consultant’s Agents’ control, whether prepared by Consultant or others, will be turned over to Company. Such records shall be available to the Company at all times.

10.	Assignment of Intellectual Property.

(a)	During the Term hereof, and without additional compensation to Consultant, Consultant hereby sells and assigns to Company and agrees to assign to the Company and Company shall be the exclusive owner of the entire right, title and interest, including all renewals for the entire world, in and to all work performed, deliverables, materials, writings, ideas, concepts, discoveries, developments, know-how, trade secrets, techniques, methodologies, modifications, innovations, improvements, data, documents, formulas, designs, models, drawings, photographs, reports, information, advice, recommendations and suggestions, tangible research materials, design inventions and other inventions made, whether patentable or not, conceived, delivered, discovered, invented, developed, created, made or reduced to practice or authored by Consultant or any of Consultant’s Agents, either solely or jointly with others, pursuant to this Agreement or with information, materials, or facilities of Company received or used by Consultant during the Term of the Agreement and all related intellectual property rights, including enforcement rights, including, without limiting any of the foregoing, inventions, know-how, or trade secrets related to the treatment of patients with pharmaceutical products, (all hereinafter at times referred to as “Intellectual Property”), and Consultant shall cause Consultant’s Agents to do the same, including if based upon information provided to Consultant by or at the direction of Company or its corporate affiliates or otherwise developed by Consultant in carrying out Consultant’s duties under this Agreement. Consultant shall promptly disclose (and shall cause Consultant’s Agents to promptly disclose) all Intellectual Property in writing to Company.

(b)	The Parties expressly agree that all works created pursuant to this Agreement are “Works Made for Hire”, as defined in the U.S. Copyright Act, 17 U.S.C. § 101, and shall vest in Company as author. All other work product generated by Consultant or Consultant’s Agents pursuant to this Agreement, whether copyrightable or not, including without limitation, any works which may be deemed by a competent authority not to be Works Made For Hire, are, without additional consideration, hereby assigned to Company by Consultant, including without limitation, all right, title and interest in and to the copyright thereof throughout the world, including all renewals and extensions thereof and including the right to make and distribute copies in any media, to translate, and/or make derivative works therefrom. Consultant agrees to execute and to secure the execution from any applicable authors retained by Consultant all registrations, assignments, transfer documents, and other instruments necessary or desirable in the reasonable opinion of Company to record any assignment or registration of copyright or other transfer of ownership in any work transferred to Company pursuant to this Agreement.

(c)	Consultant shall sign, execute and acknowledge or cause to be signed, executed and acknowledged any and all further assignments, documents, assurances, applications and other instruments and to perform such acts as may be necessary, useful or convenient for the purpose of securing to Company and/or its nominees patent, trademark or copyright protection throughout the world with respect to all Intellectual Property and other work product to be assigned to Company pursuant to Sections 10(a) and (b). Consultant shall do so both during and after the term of this Agreement, for no additional consideration beyond the payments from Company to Consultant for the Services provided during the Term of this Agreement. Further, if Company is unable, after making reasonable inquiry, to obtain Consultant’s signature on any such documents, Consultant hereby appoints Company as Consultant’s attorney-in-fact to execute and deliver such documents.

(d)	Consultant shall specifically describe and identify in Exhibit C to this Agreement, and shall update from time to time in writing during the Term hereof as necessary, any and all information, materials and technology (i) which Consultant intends to use in performing Services under this Agreement, (ii) which is either owned by Consultant or licensed to Consultant with a right to sublicense, and (iii) which is in existence in the form of a writing or working prototype prior to the Effective Date of this Agreement (“Background Technology”). Without additional consideration, Consultant hereby grants to the Company, and the Company hereby accepts, a fully paid-up, royalty-free, worldwide, non-exclusive, sublicenseable, perpetual, irrevocable, license under Background Technology to the extent necessary for the Company to use, reproduce, modify, distribute and otherwise exploit any Intellectual Property in order to develop, make, have made, use, sell, offer for sale and import Company products and programs. Other than that which is set forth in Exhibit C, Consultant shall not use any information, materials or technology in the performance of the Services that is owned or controlled by Consultant or any third party. If Consultant will not be using any Background Technology in the performance of the Services, Consultant shall initial Exhibit C in acknowledgement of such.

(e)	No rights or licenses, including without limitation to trademarks, inventions, copyrights, patents or other intellectual properties, are implied or granted to Consultant, whether by implication, estoppel, or otherwise, under this Agreement.

11.    Publications. Consultant may not publish in any way without the prior written consent of Company, which consent may be withheld by Company in its sole discretion, any material or manuscript relating to Consultant’s work hereunder and/or any information or materials that Consultant received in connection with or pursuant to this Agreement or Consultant’s relationship established with Company.

12.    Confidential Information of Third Parties. The performance by the Consultant of the Services does not and will not breach any agreement which obligates Consultant to keep in confidence any confidential or proprietary information of any third party or to refrain from competing, directly or indirectly, with the business of any third party. Consultant shall not use in the performance of the Services or disclose to Company any such confidential or proprietary information. In addition, Consultant represents and warrants that Consultant’s performance of the Services hereunder does not and will not infringe upon or misappropriate any intellectual property rights.

13.    Non-Solicitation. Consultant agrees that during the Term of this Agreement and for a period of one (1) year thereafter, Consultant shall not directly or indirectly solicit for employment or otherwise retain, employees of Company whom Consultant has met as a result of Consultant’s performance of Services for Company.

14.    Non-Competition. During the period commencing on the Effective Date and ending twelve (12) months after the Termination Date (the “Restrictive Period”), and provided that the Agreement has not been terminated by Consultant due to failure to pay the Monthly Compensation (defined in Exhibit A) due hereunder, the Consultant shall not, in any state of the United States or the European Union where the Company conducts business as of the Termination Date, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of any business or entity that develops, sells or provides products or services competitive with the products or services developed or sold by the Company at the time of cessation of the employment of Consultant. Notwithstanding the foregoing, nothing in this Section 14 shall prevent the Consultant from owning, as a passive investor, up to five percent (5%) of the securities of any entity that are publicly traded on a national securities exchange. For the avoidance of doubt, nothing in this Section 14 prevents the Consultant from working in the pharmaceutical industry as long as such positions and activities are not directly competitive with the business of the Company. As used in this Section 14, “competitive” shall mean the development, sale or marketing of one or more pharmaceutical products that are directly competitive to any product of the Company at the Termination Date. Consultant agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

15.    No Assignment, Delegation, or Subcontracting. Consultant may not, in whole or in part, assign, delegate, or subcontract his interests and/or obligations under this Agreement, to any person, firm, partnership, corporation or other entity (including by operation of law, judicial process, or otherwise) without the prior written consent of Company, which consent may be withheld in Company’s sole discretion, and any attempt to the contrary shall be void. Company may fully assign and transfer this Agreement in whole or in part.

16.    Indemnification. Consultant hereby agrees to indemnify, defend, and hold harmless Company, its affiliates, officers, directors, agents and employees, successors and assigns, from, against, and with respect to any and all third-party claims of any kind based on any negligence, willful misconduct, or violation of law or regulation on the part of Consultant or any of Consultant’s Agents in connection with Consultant’s performance of the Services or meeting his/her/its obligations hereunder. The Company agrees to indemnify, defend, and hold harmless Consultant per the Company’s articles and by-laws.

17.    Resignation. In conjunction with and effective upon the entry into this Agreement, Consultant has agreed to resign from the Company’s Board of Directors. For the Term of this Agreement, Consultant shall have board visitation rights for meetings of the Company’s Board of Directors and shall be provided the same notice of all Board meetings as provided to the voting members of the Board of Directors, and shall be entitled to attend and participate in such meetings in a non-voting role, including any matters that involve the sale, acquisition, or material change in the Company structure or organization; provided, however, that Consultant may be excused from the meeting if requested by a member of the Board of Directors due to a conflict of interest or otherwise.

18.    Governing Law and Jurisdiction. The terms and provisions of this Agreement shall be construed and interpreted pursuant to the laws of the Commonwealth of Virginia, without regard to the conflict of law rules or principles thereof or of any other jurisdiction. The United States District Court for the Western District of Virginia or, in the event such court lacks subject matter jurisdiction, the Circuit Court for Albemarle County, Virginia, shall be the agreed-upon forum for the resolution of all disputes arising hereunder, and the Parties hereto, their officers, and employees hereby consent to (i) the jurisdiction and venue of the aforesaid courts for the purpose of resolving all such disputes and (ii) service of process by registered mail, return receipt requested, or any other manner consistent with federal or Virginia laws. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, actual or threatened disclosures in violation of Sections 8, 9, 10, 11, 12 or 23 without the prior express written consent of Company, Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that Company shall be entitled to specific performance of Consultant's obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction, without Company having to prove actual damages or post a bond.

19.    Severability. In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such term(s) or provision(s) shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.

20.    Non-Waiver of Rights. No failure or delay on the part of either Party hereunder in either exercising or enforcing any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise or enforcement of any such right will preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right. No waiver of any such right will have effect unless given in a signed writing. No waiver of any such right will be deemed a waiver of any other right hereunder.

21.    Notice. Any report or notice required or permitted to be given hereunder shall be effective when sent. All notices shall be in writing and given personally or by prepaid certified mail, return receipt requested, or sent by expedited delivery service addressed to the Parties hereunder at their respective addresses as follows:

If to Company:

Adial Pharmaceuticals, Inc.

Attention: CEO

1001 Research Park Blvd., Suite 100

Charlottesville, VA 22911

Telephone: (434) 422-9800

Email: wstilley@adialpharma.com

Invoices should be sent to: jtruluck@adialpharma.com

If to Consultant:

Dr. Bankole A. Johnson

#####

with a copy to:

Eric N. Heyer, Esq.

Thomson Hine LLP

1919 M Street, N.W., Suite 700

Washington, DC 20036

Email: eric.heyer@thompsonhine.com

22.    Compliance with Law. Consultant represents and warrants that Consultant and Consultants’ Agents shall comply with any and all applicable laws and regulations including, but not limited to, health, safety, and security rules and regulations. Notwithstanding the foregoing, Consultant agrees that applicable laws and regulations shall include, but not be limited to, the United States Federal Health Care Program Anti-Kickback statute and its state counterparts, each as amended; other United States Federal and state anti-fraud laws; United States Federal and state patient privacy and information laws; and United States Federal Anti-Corruption laws such as the Foreign Corrupt Practices Act of 1977, as amended. Failure to comply with this Section shall be deemed a material breach of a material provision of this Agreement and the Company will have the right to terminate this Agreement immediately upon written notice to Consultant without any liability to Consultant.

23.    Additional Consultant Responsibilities. Consultant understands the regulated nature of the pharmaceutical industry and the need for Company to retain control of the creation, approval, and dissemination (including but not limited to any posting or placement of any social media of any type) of all material created as a result of this Agreement. Consultant represents and warrants that Consultant will not release any material without the express written approval of Company. All material created as a result of this Agreement shall be reviewed and approved through an applicable Company review process or procedure.

24.    Entire Agreement. This Agreement represents the entire understanding between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, whether oral or written, between the Parties with respect to the Services to be performed hereunder. This Agreement may be modified only with a written instrument duly executed by each of the Parties. No person has any authority to make any representation or promise on behalf of any of the Parties not set forth herein and this Agreement has not been executed in reliance upon any representations or promises except those contained herein.

25.    Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect or alter the meaning or effect of any provision hereof.

26.    Successors. This Agreement and all the rights, obligations, duties, representations, warranties and covenants of each Party shall inure to the benefit, and be the burden of, and shall be binding upon their respective successors (including by operation of law) and permitted assigns.

27.    Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. The Parties agree that electronic signatures shall be deemed originals.

INTENDING TO BE LEGALLY BOUND, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

By:	/s/ Bankole A. Johnson	By:	/s/ William B. Stilley
Name:	Bankole A. Johnson	Name:	William B. Stilley
		Title:	Chief Executive Officer

☐ Check this box if you are a government employee (see Section 3)

By checking the box, I certify as follows:

I certify that: (i) execution of this Agreement and performance of the Services do not conflict with any contractual obligation, the terms of my employment, or my official duties, and does not violate any state or federal policy relating my employment and my performance of the Services as an independent consultant, and (ii) I have and will take any actions required by the agency by which I am employed or to which I have been elected/appointed related to the Services and compensation/reimbursement hereunder, which may include, by way of example, disclosure of outside financial relationships, approval of outside consulting arrangements, and recusal from participation in certain decision-making activities.

EXHIBIT A

CONSULTING SERVICES

Consultant shall perform for Company the Services described below.

SERVICES AND WORK PLAN

Consultant shall serve as the Chief Medical Officer (contracted) of the Company and will perform all duties customary to a person holding such title for pharmaceutical companies, which duties include, without limitation,

●	If requested, serving as the principal investigator for Company clinical trials.
●	If requested, serving as a safety reviewer,
●	If requested, preparation of reports and publications related to the Company’s business, and
●	Other activities and responsibilities reasonably requested by the Chief Executive Officer of the Company.

In this role, Consultant shall serve as an Officer of the Company.

Additionally, and without limiting the above, Consultant will file applications for grant funding for which the Company is eligible on behalf of the Company. In the event grant funding is secured, Consultant will and hereby does, grant the Company rights to, within the bounds of applicable laws and regulations, direct the proper use of the grant funding, and Consultant agrees that he will take no actions to redirect grant funding, or to otherwise contravene the value of the grant to the Company, without the prior written consent of the Company, which consent will be at the Company’s sole discretion. Consultant may apply for grants for other entities for which the Company is not eligible or that are not for the development or a pharmaceutical product or products that are directly competitive to any product of the Company at the time of the grant filing without the prior written permission of the Company, which permission will be at the Company’s sole discretion.

COMPENSATION

Compensation for Services provided pursuant to this Agreement shall be $31,250 per month (the “Monthly Compensation”) for each month that Services are provided payable in two equal installments on the first and fifteenth days of the month following the month in which Services are performed.

Consultant shall be paid a $250,000 signing bonus within 5 days of the Effective Date.

Consultant shall be granted a non-incentive option to 250,000 shares of the Company’s common stock, such option to (i) have an effective date of grant that is the date of execution of the Consulting Agreement, (ii) expire ten years after the effective date of the grant (subject to earlier expiration in connection with termination of optionee’s service with the Company), (iii) vest pro rata on a monthly basis over three years commencing on the on the one month anniversary of the effective grant date hereof, (iv) have an exercise price equal to the fair market value of the Company’s common stock on the effective date of grant date, as determined in the Company’s 2017 Equity Incentive Plan (the “Plan”) and (v) be evidenced by one of the forms of Stock Option Agreement and be subject to the terms of the Plan.

Consultant shall continue to be entitled to receive payment under the Company’s Grant Incentive Plan as amended on December 4, 2018.

Consultant shall receive no other payment or expense reimbursement for Consultant’s provision of Services as described herein.

EXHIBIT B

Company’s Expense and Reimbursement Guidelines

1.	Travel arrangements must be authorized in writing in advance by the Company or booked directly by the Company. All travel arrangements should be made in sufficient time to take advantage of time-related discounts whenever possible. Travel expenses will only be reimbursed at reasonable prevailing commercial rates.

2.	Reimbursement for airline travel is limited to coach class (or equivalent) for travel within the US of two (2) hours’ scheduled duration or less for the longest leg of the trip and business class (or equivalent) for international travel and travel within the US of more than two (2) hours’ scheduled duration for the longest leg of the trip.

3.	Transportation to/from airport should be accomplished in a reasonably cost effective manner (e.g., taxi). Automobile rentals should be in the compact or mid-size car class.

4.	Hotel reservations should be made at “business class” hotels within a reasonable distance from the location at which business will be conducted. "Business class" hotels in most cities should not exceed $300.00 per day without the prior written approval of the Company.

5.	Reasonable meal expenditures will be reimbursed and approved up to $100.00 per day. This per diem should be prorated accordingly for individuals working less than one full day. The per diem allowance may not be accumulated from day to day. Vendors/Consultants are expected to exercise good judgment in choosing restaurants in order to keep meal expenditures within reasonable limits. TV shows, movies, mini-bar, and other sources of personal entertainment will not be reimbursed.

6.	Two personal long distance telephone calls per day of a reasonable duration will be reimbursed. All reasonable business related telephone calls related to the Company also will be reimbursed.

7.	Incidental expenses of a personal nature will not be reimbursed except when mandated due to status (e.g., significant travel delays). Reasonable laundry expenses will be reimbursed when on business travel for the Company for at least five consecutive days.

Note:	This list details significant items and is not all inclusive. This list may be updated from time to time in writing by the Company, including providing Consultant with a copy of the Company’s Travel & Expense policy when available. All expenses must be accompanied with appropriate receipts. Expenses will be reviewed for reasonableness and compliance with these Guidelines.

EXHIBIT C

BACKGROUND TECHNOLOGY

If no Background Technology will be used in performing the Services initial here: ___________

If Background Technology will be used in performing the Services, list below:

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